Exhibit 4.4

FIRST CITIZENS BANCSHARES, INC.

Issuer

And

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of March 12, 2025

to

the Indenture

Dated as of March 4, 2020

6.254% Fixed-to-Fixed Rate

Subordinated Notes due 2040

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 12, 2025, between FIRST CITIZENS BANCSHARES, INC., a Delaware corporation (the “Company”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as trustee (“Trustee”).

RECITALS OF THE COMPANY

The Company and the Trustee have executed and delivered a Subordinated Debt Securities Indenture dated March 4, 2020 (the “Base Indenture” and, as the same may from time to time be amended, supplemented or otherwise modified in accordance therewith, including by this Supplemental Indenture, the “Indenture”), to provide for the issuance from time to time by the Company of its unsecured subordinated indebtedness to be issued in one or more series as provided in the Indenture.

The Company desires to issue and sell on the date hereof Seven Hundred Fifty Million Dollars ($750,000,000) aggregate principal amount of a new series of Securities of the Company designated as its 6.254% Fixed-to-Fixed Rate Subordinated Notes due 2040 (the “Notes”), and such issuance and sale have been authorized by resolutions duly adopted by the Joint Executive Committee of the Boards of Directors of the Company and First-Citizens Bank & Trust Company, its wholly-owned subsidiary, and by the Asset and Liability Committee of the Company and First-Citizens Bank & Trust Company.

The Company desires to establish the terms of the Notes.

The Company acknowledges that all things necessary to make this Supplemental Indenture a legal, binding and enforceable instrument, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the legal, binding and enforceable obligations of the Company in accordance with their terms and the terms of the Base Indenture, have been done.

The Company has complied with all conditions precedent provided for in the Base Indenture relating to this Supplemental Indenture.

The Company has requested that the Trustee execute and deliver this Supplemental Indenture.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I.

SCOPE OF SUPPLEMENTAL INDENTURE

Section 1.01 Scope.

This Supplemental Indenture constitutes an indenture supplemental to the Base Indenture and an integral part of the Indenture and shall be read together with the Base Indenture as though all the provisions hereof and thereof are contained in one instrument. All provisions included in this Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law. Except as expressly amended by the Supplemental Indenture, the terms and provisions of the Base Indenture shall remain in full force and effect. Notwithstanding the foregoing, this Supplemental Indenture shall only apply to the Notes.

ARTICLE II.

DEFINITIONS

Section 2.01 Definitions and Other Provisions of General Application. For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(1)	all terms used in this Supplemental Indenture which are not otherwise defined herein shall have the meanings assigned to them in the Base Indenture and include the plural as well as the singular; and

(2)

(i) all references in this Supplemental Indenture to Sections refer to the corresponding Sections of this Supplemental Indenture and (ii) the terms “herein”, “hereof”, hereunder” and any other word of similar import refer to this Supplemental Indenture:

“Additional Notes” has the meaning specified in Section 3.02(b).

“Administrative or Judicial Action” has the meaning specified in the definition of “Tax Event.”

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close.

“Calculation Agent” means the agent appointed by the Company prior to the Reset Determination Date (which may be the Company or any of its Affiliates) to act in accordance with Section 3.02(e)(vi).

“Designated Senior Indebtedness” means any Senior Indebtedness that expressly provides that it is “designated senior indebtedness” for purposes of the Indenture, provided that the instrument, agreement or other document creating or evidencing such Senior Indebtedness may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or any successor federal banking agency.

“Five-year U.S. Treasury Rate” means, as of the Reset Determination Date, the average of the yields on actively traded United States Treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days immediately preceding the Reset Determination Date appearing under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 or any successor publication which is published by the Federal Reserve as of 5:00 p.m. (Eastern Time) as of any date of determination, as determined by the Calculation Agent in its sole discretion. If no calculation is provided as described above, then the Calculation Agent will notify the Company and the Company (or its designee), after consulting such sources as the Company (or its designee) deems comparable to the foregoing calculations, or any such source as the Company (or its designee) deems reasonable from which to estimate the five-year treasury rate, shall determine the Five-year U.S. Treasury Rate in its sole discretion, provided that if the Company (or its designee) determines there is an industry-accepted successor Five-year U.S. Treasury Rate, then the Company (or its designee) shall use such successor rate. If the Company (or its designee), in its sole discretion, determines that there is no reasonable comparable source, then the Five-year U.S. Treasury Rate on the Reset Determination Date will be 4.284%, which is the initial fixed interest rate minus 1.970% per annum.

“H.15” means the daily statistical release designated as such, or any successor publication, published by the Federal Reserve.

“Interest Payment Date” has the meaning specified in Section 3.02(e)(i).

“Issue Date” means March 12, 2025.

“Maturity Date,” with respect to the principal of the Notes, has the meaning specified in Section 3.02(d), which date shall constitute the “Stated Maturity” thereof.

“Payment Blockage Notice” has the meaning specified in Section 4.02(b).

“Regular Record Date” shall mean, with respect to any Interest Payment Date for the Notes, the fifteenth calendar day preceding such Interest Payment Date, whether or not a Business Day.

“Reset Date” shall mean March 12, 2035.

“Reset Determination Date” shall mean the day falling two Business Days prior to the Reset Date.

“Representative” means the (a) indenture trustee or other trustee, agent or representative for any Senior Indebtedness or (b) with respect to any Senior Indebtedness that does not have any such trustee, agent or other representative, (i) in the case of such Senior Indebtedness issued pursuant to an agreement providing for voting arrangements as among the holders or owners of such Senior Indebtedness, any holder or owner of such Senior Indebtedness acting with the consent of the required Persons necessary to bind such holders or owners of such Senior Indebtedness and (ii) in the case of all other such Senior Indebtedness, the holder or owner of such Senior Indebtedness.

“Senior Indebtedness” means, without duplication, the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the following indebtedness of the Company, whether any such indebtedness exists as of the date of the Indenture or is created, incurred or assumed after such date: (i) all obligations for borrowed money; (ii) all obligations evidenced by debentures, notes, debt securities or other similar instruments; (iii) all obligations in respect of letters of credit, security purchase facilities or bankers acceptances or similar instruments (or reimbursement obligations with respect thereto); (iv) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (v) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company; (vi) obligations associated with derivative products including, but not limited to, interest rate and currency future or exchange contracts, foreign exchange contracts, swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, options, interest rate future or option contracts, commodity contracts, and similar arrangements; (vii) purchase money debt and similar obligations; (viii) obligations to general creditors of the Company; (ix) a deferred obligation of, or any such obligation, directly or indirectly guaranteed by, the Company which obligation is incurred in connection with the acquisition of any business, properties or assets not evidenced by a note or similar instrument given in connection therewith; (x) all obligations of the type referred to in the foregoing subclauses above of other Persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise, whether or not classified as a liability on a balance sheet prepared in accordance with GAAP; and (xi) any renewals, amendments, deferrals, supplements, extensions, refundings or replacements of any of the foregoing. Senior Indebtedness excludes: (v) any such indebtedness, obligation or liability referred to above as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Notes, or ranks pari passu with the Notes; (w) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as, or to a greater extent than, the Notes are subordinated; (x) any indebtedness to a Subsidiary; (y) any trade account payables in the ordinary course of business; and (z) the Notes. Notwithstanding the foregoing, and for the avoidance of doubt, if the Federal Reserve (or other applicable regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish criteria for determining whether the subordinated debt of a financial or bank holding company is to be included in its capital, then the term “general creditors” as used in this definition of “Senior Indebtedness” will have the meaning as described in that rule or interpretation.

“Tax Event” means the receipt by the Company of an opinion of independent tax counsel to the effect that as a result of (1) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities; (2) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “Administrative or Judicial Action”); or (3) an amendment to or change in any official position with respect to, or any interpretation of, an Administrative or Judicial Action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, in each case, which change or amendment or challenge becomes effective or which pronouncement, decision or challenge is announced on or after the Issue Date, there is more than an insubstantial risk that interest payable by the Company on the Notes is not, or, within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

“Tier 2 Capital Event” means the Company’s good faith determination that, as a result of (1) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the Issue Date, (2) any proposed change in those laws, rules or regulations that is announced or becomes effective after the Issue Date, or (3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations, policies or guidelines with respect thereto that is announced after the Issue Date, there is more than an insubstantial risk that the Company will not be entitled to treat the Notes then outstanding as “Tier 2 Capital” (or its equivalent), for purposes of the capital adequacy rules or regulations of the Federal Reserve (or any successor appropriate federal banking agency) as then in effect and applicable to the Company, for so long as any Notes are outstanding.

ARTICLE III.

FORM AND TERMS OF THE NOTES

Section 3.01 Form and Dating.

(a) The Notes shall be substantially in the form of Exhibit A attached hereto. The Notes shall be executed on behalf of the Company by its Chairman of the Board, its Vice Chairman of the Board, its Chief Executive Officer, its President, its Chief Financial Officer or one of its Executive Vice Presidents.

(b) The terms contained in the Notes shall constitute, and are hereby expressly made, a part of the Base Indenture as supplemented by this Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 3.02 Terms. The following terms relating to the Notes are hereby established:

(a) Title. The Notes shall constitute a series of Securities having the title “6.254% Fixed-to-Fixed Rate Subordinated Notes due 2040” and the CUSIP number 31959X AF0.

(b) Principal Amount. The aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture on the Issue Date shall be SEVEN HUNDRED FIFTY MILLION DOLLARS ($750,000,000). If no Event of Default has occurred and is continuing with respect to the Notes, the Company may, from time to time, without notice to or the consent of the Holders, create and issue additional notes (“Additional Notes”) pursuant to the Indenture ranking equally with the Notes and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such Additional Notes and the first payment of interest following the issue date of such Additional Notes); provided, however, that a separate CUSIP number will be issued for any such Additional Notes unless such Additional Notes are fungible with the Notes for U.S. federal income tax purposes, subject to the procedures of DTC. The Notes and any Additional Notes shall constitute a single series under the Indenture. All references to the Notes shall include any Additional Notes, unless the context otherwise requires.

(c) Person to Whom Interest Is Payable. Defaulted Interest may be paid as provided in Section 307 of the Base Indenture. However, interest that is paid on the Maturity Date will be paid to the Person to whom the principal is payable.

(d) Maturity Date. The entire outstanding principal of the Notes shall be payable on March 12, 2040 (the “Maturity Date”).

(e) Interest.

(i) From (and including) the Issue Date to (but excluding) the Reset Date or the date of earlier redemption, the Notes will bear interest at an initial fixed rate of 6.254% per annum. From (and including) the Reset Date to (but excluding) the Maturity Date or the date of earlier redemption, the Notes will bear interest at a fixed rate per annum that will be the Five-year U.S. Treasury Rate as of the Reset Determination Date, plus 197 basis points per annum. Interest on the Notes shall be payable semi-annually in arrears on March 12 and September 12 of each year and on the Maturity Date and any redemption date (each, an “Interest Payment Date”), commencing on September 12, 2025, and ending on the Maturity Date or date of earlier redemption, to the Persons in whose names the relevant Notes are registered at the close of business on the Regular Record Date, whether or not a Business Day, immediately preceding the applicable Interest Payment Date, except as provided in Section 3.02(e)(iv).

(ii) Interest payable on any Interest Payment Date with respect to the Notes shall be the amount of interest accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the Issue Date, if no interest has been paid or duly provided for with respect to the Notes) to, but excluding, such Interest Payment Date.

(iii) Interest accruing on the Notes shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from interest calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

(iv) If any Interest Payment Date falls on a date that is not a Business Day, payment of principal and interest will be postponed to the next day that is a Business Day, but interest on that payment will not accrue during the period from and after the Interest Payment Date.

(v) The Company shall be responsible for making calculations called for under the Indenture and the Notes, including but not limited to determination of interest, the redemption price, premium, if any, and any other amounts payable on the Notes. The Company shall make the calculations in good faith and, absent manifest error, its calculations will be final and binding on the holders of the Notes. The Company shall provide a schedule of its calculations to the Trustee when requested by the Trustee, and the Trustee is entitled to rely conclusively on the accuracy of the Company’s calculations without independent verification. The Company shall provide its calculations to any holder of the Notes upon the written request of such holder. Neither the Trustee nor the paying agent, acting in any capacity hereunder, shall have any liability or responsibility for making any calculation called for under this Supplemental Indenture or the Notes or for any information in connection with such calculations, and each shall be entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification thereof.

(vi) Unless the Company has delivered a notice of redemption for all outstanding Notes, with such redemption to occur on or prior to the Reset Date, the Company shall appoint a Calculation Agent with respect to the Notes prior to the Reset Determination Date, which Calculation Agent may be the Company or an Affiliate of the Company. Initially, the Company has appointed U.S. Bank Trust Company, National Association as the Calculation Agent for the Notes. The Five-year U.S. Treasury Rate will be determined by the Calculation Agent on the Reset Determination Date. The Calculation Agent will notify the Company within one Business Day of the interest rate from and after the Reset Date. The Company shall then promptly provide the Calculation Agent’s determination (or the Company’s or its designee’s determination as described in the definition of “Five-year U.S. Treasury Rate” above) of the Five-Year U.S. Treasury Rate to the Trustee. Any determination, decision or election that may be made by the Calculation Agent hereunder, including any determination of the Five-Year U.S. Treasury Rate, will be conclusive and binding on the Company and the Trustee absent manifest error, may be made in the Calculation Agent’s sole discretion, and, notwithstanding anything to the contrary herein, shall become effective without consent from any other party. The Calculation Agent’s determination of any interest rate will be on file at the Company’s principal offices and will be made available to any Holder of Notes upon request. The Calculation Agent shall have all the rights, protections and indemnities afforded to the Trustee under the Base Indenture and hereunder. The Calculation Agent may be removed by the Company at any time. If the Calculation Agent is unable or unwilling to act as Calculation Agent or is removed by the Company, the Company will promptly appoint a replacement Calculation Agent, which shall not be the Trustee without the Trustee’s express written consent. The Calculation Agent may not resign its duties without a successor having been duly appointed; provided, that if a successor Calculation Agent has not been appointed by the Company and such successor accepted such position within 30 days after the giving of notice of resignation by the Calculation Agent, then the resigning Calculation Agent may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Calculation Agent with respect to such series. For the avoidance of doubt, if at any time there is no Calculation Agent appointed by the Company, then the Company shall be the Calculation Agent. The Company may appoint itself or any of its Affiliates to be the Calculation Agent.

(vii) For the avoidance of doubt, and notwithstanding anything herein to the contrary, the Trustee shall not at any time have any duty or responsibility to the Company, to the Calculation Agent, or any Holder to determine the Reset Date, the Reset Determination Date, the Five-year U.S. Treasury Rate (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of any rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee is entitled to rely conclusively upon the accuracy of the Calculation Agent’s calculations, as notified to the Trustee by the Company, without independent verification.

(f) Place of Payment of Principal and Interest. So long as the Notes are issued in the form of one or more Global Securities, the Company shall make, or cause the Paying Agent to make, all payments of principal and interest on the Notes by wire transfer in immediately available funds to DTC or its nominee, in accordance with applicable procedures of DTC. If the Notes are not so issued, the Company may, at its option, make, or cause the Paying Agent to make, payments of principal and interest on the Notes by check mailed to the address of the Holder specified in accordance with Section 3.02(e)(i).

(g) Redemption. The Notes are not subject to redemption or prepayment at the option of the Holders.

The Company may, at its option, redeem the Notes in whole, but not in part, during the three months prior to and including the Reset Date, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the capital adequacy rules of the Federal Reserve, at a redemption price equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest thereon to (but excluding) the redemption date.

The Company may also, at its option, redeem the Notes, in whole or in part, on or after September 12, 2039, at any time and from time to time, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the capital adequacy rules of the Federal Reserve, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to (but excluding) the redemption date.

In addition, the Company may, at its option, redeem the Notes at any time before the Maturity Date, in whole, but not in part, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the capital adequacy rules of the Federal Reserve, at a redemption price equal to 100% of the principal amount of the Notes, plus interest that is accrued and unpaid to (but excluding) the date of redemption, upon the occurrence of a Tier 2 Capital Event or a Tax Event, or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended (15 U.S.C. 80a-1 et seq.).

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. Neither the Trustee nor the Calculation Agent shall be responsible for or have any responsibility to determine or make any calculations in connection with any redemption.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with DTC’s procedures) to each Holder of Notes to be redeemed (with a copy to the Trustee) at least 5 days but not more than 60 days before the redemption date. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair; provided that, for so long as the Notes are held by DTC (or another depositary), any redemption of the Notes shall be effected in accordance with the policies and procedures of the depositary. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state, in addition to the information specified in Section 1104 of the Base Indenture, that such redemption is a partial redemption, the portion of the principal amount thereof to be redeemed, and that a replacement Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Any notice of redemption may be conditional in the Company’s discretion on one or more conditions precedent, and the redemption date may be delayed until such time as any or all of such conditions have been satisfied or revoked by the Company if it determines that such conditions will not be satisfied.

The provisions of this Section 3.02(g) shall supersede any conflicting provisions contained in Article XI of the Base Indenture.

The Notes may not otherwise be redeemed prior to the Maturity Date.

(h) Sinking Fund. There shall be no sinking fund for the Notes.

(i) Conversion and Exchange. The Notes are not convertible into, or exchangeable for, equity securities, other securities or assets of the Company or its Subsidiaries.

(j) Denomination. The Notes and any beneficial interest in the Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(k) Currency of the Notes. The Notes shall be denominated, and the principal thereof and interest thereon shall be payable, in Dollars.

(l) Registered Form. The Notes shall be issuable as Global Securities, and DTC (or any successor thereto or successor depositary appointed by the Company within 90 days of the termination of services of DTC) shall be the depositary for the Notes. Sections 304 and 307 of the Base Indenture shall apply to the Notes.

(m) Events of Default. The Events of Default provided for in Section 501 of the Base Indenture shall apply to the Notes, provided that:

(i) clause (2) thereof shall be deleted in its entirety and the following shall be inserted in lieu thereof (and shall constitute an “Event of Default”):

“(2) default in the payment of the principal of (or premium, if any, on) any Security of that series at its Maturity, and continuance of such default for a period of 30 days (whether or not such payment is prohibited by the provisions of Article XIV hereof); or”;

(ii) clause (5) thereof shall be deleted in its entirety and the following shall be inserted in lieu thereof (and shall constitute an “Event of Default”):

“(5) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company in an involuntary case, (B) appoints a Custodian of the Company or for all or substantially all of its property, or (C) orders the liquidation of the Company; and the order or decree remains unstayed and in effect for 60 days, or the Company is placed into receivership in a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.”; and

(iii) clause (6) thereof shall be deleted in its entirety.

(n) Acceleration of Maturity. Section 502 of the Base Indenture shall apply to the Notes, except that the first paragraph thereof shall be deleted in its entirety and the following text inserted in lieu thereof:

“If an Event of Default under clause (4) or (5) of Section 501 occurs and is continuing, then the principal amount of all the Notes, together with accrued and unpaid interest, if any, thereon, shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable. The Maturity of the Notes shall not otherwise be accelerated as a result of an Event of Default.”

In addition, the second paragraph of Section 502 of the Base Indenture shall be amended by (i) deleting all occurrences of the text “declaration of” appearing in such paragraph and (ii) deleting the text “declaration and” appearing in such paragraph and inserting the text “acceleration and” in lieu thereof.

(o) Collection of Indebtedness and Suits for Enforcement by Trustee. Section 503 of the Base Indenture shall apply to the Notes, except that the first paragraph thereof shall be deleted in its entirety and the following text inserted in lieu thereof:

“The Company covenants that if:

(1)

default is made in the payment of any interest on any Security when such interest becomes due and payable and such default continues for a period of 30 days (whether or not such payment is prohibited by the provisions of Article XIV hereof), or

(2)

default is made in the payment of the principal of (or premium, if any, on) any Security at the Maturity thereof and such default continues for a period of 30 days (whether or not such payment is prohibited by the provisions of Article XIV hereof), then the Company will, upon demand of the Trustee, pay to it, for the benefit of Holders of such Securities, the whole amount then due and payable on such Securities for principal and any premium and interest and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal and premium and on any overdue interest, at the rate or rates prescribed therefor in such Securities, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and other amounts due to the Trustee pursuant to Section 607.”

(p) Statement by Officers as to Default. Section 1004 of the Base Indenture shall apply to the Notes, except the reference in that Section to “150 days” shall be replaced with “120 days.”

(q) No Collateral. The Notes shall not be entitled to the benefit of any security interest in, or collateralization by, any rights, property or interest of the Company.

(r) Satisfaction and Discharge; Defeasance. Articles IV and XIII of the Base Indenture shall apply to the Notes.

(s) No Additional Amounts. In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (whether as a result of a change in law or otherwise), the Company will not pay additional amounts with respect to such tax or assessment.

(t) Notices to Holders. Any notices required to be given to Holders shall be given to the Trustee. Notwithstanding any other provision of the Indenture or any Note, where the Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption) to a Holder (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the applicable procedures from DTC or its designee, including by electronic mail in accordance with accepted practices at DTC.

(u) Additional Terms. Other terms applicable to the Notes are as otherwise provided for in the Base Indenture, as supplemented by this Supplemental Indenture, including Article IV hereof.

ARTICLE IV.

SUBORDINATION OF SECURITIES

Section 4.01 Agreement of Subordination. The Company covenants and agrees, and each Holder by accepting a Note likewise covenants and agrees, that all Notes shall be issued subject to the provisions of this Article; and each Person holding any Note, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees to be bound by such provisions.

The payment of the principal of, interest on and any Redemption Price for the Notes shall, to the extent and in the manner hereinafter set forth, be subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness, whether outstanding at the date of the Indenture or thereafter incurred.

No provision of this Article shall prevent the occurrence of any Default or Event of Default hereunder.

Section 4.02 Payments to Holders. No payment or distribution shall be made with respect to the principal of, interest on or any Redemption Price for the Notes, except for payments and distributions made by the Trustee as permitted by the first or second paragraph of Section 4.05, if:

(a)

(i) a default in the payment of principal, premium, interest or other obligations constituting Senior Indebtedness occurs and is continuing (or, in the case of Senior Indebtedness for which there is a period of grace, such a default occurs and continues beyond the period of grace specified in the instrument or lease evidencing such Senior Indebtedness), unless and until such default shall have been cured or waived or shall have ceased to exist, and (ii) the Trustee receives a notice of such default from a Representative or the Company; or

(b)

(i) a default under any Designated Senior Indebtedness (other than a default described in clause (a) above) occurs and is continuing, if the effect of such default is to permit holders of such Designated Senior Indebtedness to accelerate its maturity, and (ii) the Trustee receives a notice of such default from a Representative or the Company (a “Payment Blockage Notice”).

Upon the Trustee’s receipt of a Payment Blockage Notice, no subsequent Payment Blockage Notice shall be effective for purposes of this Section unless and until (A) at least 365 days shall have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice and (B) all scheduled payments of principal of, interest on and any Redemption Price for the Notes that have come due have been paid in full in cash. No default described in clause (b) above that existed or was continuing on the date of delivery of any Payment Blockage Notice shall be, or be made, the basis for a subsequent Payment Blockage Notice.

The Company may and shall resume payments on and distributions in respect of the Notes upon the earlier of:

(1)	the date upon which the default is cured or waived or ceases to exist, or

(2)

in the case of a default described in clause (b) above, the 180th day after receipt of the corresponding Payment Blockage Notice, unless the maturity of such Designated Senior Indebtedness has been accelerated or this Article otherwise prohibits such payment or distribution at the time thereof.

Upon any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or Notes, to creditors upon any dissolution or winding-up or liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness shall first be paid in full in cash or other payment satisfactory to the holders of such Senior Indebtedness, or payment thereof in accordance with its terms provided for in cash or other payment satisfactory to the holders of such Senior Indebtedness, before any payment is made on account of the principal of or interest on the Notes (except payments made pursuant to Article V of the Base Indenture from monies deposited with the Trustee pursuant thereto prior to commencement of proceedings for such dissolution, winding-up, liquidation or reorganization); and upon any such dissolution or winding-up or liquidation or reorganization of the Company or bankruptcy, insolvency, receivership or other proceeding, any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or Notes, to which the Holders or the Trustee would be entitled, except for the provision of this Article, shall (except as aforesaid) be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holders or by the Trustee under the Indenture if received by them or it, directly to the holders of Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders, or as otherwise required by law or a court order) or to their Representative, as their respective interests may appear, to the extent necessary to pay all Senior Indebtedness in full, in cash or other payment satisfactory to the holders of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness, before any payment or distribution or provision therefor is made to the Holders or to the Trustee. Whenever a distribution is to be made or a notice given to the holders of Senior Indebtedness, the distribution may be made and the notice given to their Representative.

For purposes of this Article, the words, “cash, property or Notes” shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or Notes of the Company or any other Person provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Article with respect to the Notes to the payment of all Senior Indebtedness which may at the time be outstanding; provided that (i) the Senior Indebtedness is assumed by the new Person, if any, resulting from any reorganization or readjustment, and (ii) the rights of the holders of Senior Indebtedness (other than leases which are not assumed by the Company or the new Person, as the case may be) are not, without the consent of such holders, altered by such reorganization or readjustment.

The consolidation of the Company with, or the merger of the Company into, another Person, or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another Person upon the terms and conditions provided for in Article VIII of the Base Indenture shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section if such other Person shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Article VIII of the Base Indenture.

In the event of the acceleration of the Notes because of an Event of Default, no payment or distribution shall be made to the Trustee or any Holder in respect of the principal of or interest on the Notes (including, but not limited to, the Redemption Price with respect to the Notes called for redemption in accordance with Section 3.02(g)), except payments and distributions made by the Trustee as permitted by the first or second paragraph of Section 4.05, until all Senior Indebtedness has been paid in full in cash or other payment satisfactory to the holders of Senior Indebtedness or such acceleration is rescinded in accordance with the terms of the Indenture. If payment of the Notes is accelerated because of an Event of Default, the Company shall promptly notify holders of Senior Indebtedness of the acceleration at the address set forth in the notice from the Representative to the Trustee as being the address to which the Trustee should send its notice pursuant to this Section, unless there are no payment obligations of the Company thereunder and all obligations thereunder to extend credit have been terminated or expired.

In the event that, notwithstanding the foregoing provisions, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or Notes (including by way of setoff or otherwise), prohibited by the foregoing, shall be received by the Trustee or the Holders before all Senior Indebtedness is paid in full in cash or other payment satisfactory to the holders of such Senior Indebtedness, or provision is made for such payment thereof in accordance with its terms in cash or other payment satisfactory to the holders of such Senior Indebtedness, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of Senior Indebtedness or their Representative, as their respective interests may appear, as calculated by the Company and directed by the Company pursuant to a Company Order, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash or other payment satisfactory to the holders of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness.

Nothing in this Article shall apply to claims of, or payments to, the Trustee under or pursuant to Section 607 of the Base Indenture. This Section shall be subject to the further provisions of Section 4.05. For the avoidance of doubt, such payments are not subordinated to the Company’s Senior Indebtedness.

Section 4.03 Subrogation of Notes. Subject to the payment in full of all Senior Indebtedness, the rights of the Holders shall be subrogated to the extent of the payments or distributions made to the holders of such Senior Indebtedness pursuant to the provisions of this Article (equally and ratably with the holders of all indebtedness of the Company which by its express terms is subordinated to other indebtedness of the Company to substantially the same extent as the Notes are subordinated and is entitled to like rights of subrogation) to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or Notes of the Company applicable to the Senior Indebtedness until the principal and interest on the Notes shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or Notes to which the Holders or the Trustee would be entitled except for the provisions of this Article, and no payment over pursuant to the provisions of this Article, to or for the benefit of the holders of Senior Indebtedness by Holders or the Trustee, shall, as between the Company, its creditors other than holders of Senior Indebtedness, and the Holders, be deemed to be a payment by the Company to or on account of the Senior Indebtedness; and no payments or distributions of cash, property or Notes to or for the benefit of the Holders pursuant to the subrogation provisions of this Article, which would otherwise have been paid to the holders of Senior Indebtedness shall be deemed to be a payment by the Company to or for the account of the Notes. It is understood that the provisions of this Article are and are intended solely for the purposes of defining the relative rights of the Holders, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

Nothing contained in this Article or elsewhere in the Indenture or in the Notes is intended to or shall impair, as among the Company, its creditors other than the holders of Senior Indebtedness, and the Holders, the obligation of the Company, which is absolute and unconditional, to pay to the Holders the principal of and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of the Company other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the Trustee or the Holder of any Note from exercising all remedies otherwise permitted by applicable law upon default under the Indenture, subject to the rights, if any, under this Article of the holders of Senior Indebtedness in respect of cash, property or Notes of the Company received upon the exercise of any such remedy.

Upon any payment or distribution of assets of the Company referred to in this Article, the Trustee, subject to the provisions of Section 601 of the Base Indenture, and the Holders shall be entitled to conclusively rely upon any order or decree made by any court of competent jurisdiction in which such bankruptcy, dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, delivered to the Trustee or to the Holders, for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon and all other facts pertinent thereto or to this Article.

Section 4.04 Authorization to Effect Subordination. Each Holder of a Note, by the acceptance thereof, authorizes and directs the Trustee on the Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article and appoints the Trustee to act as the Holder’s attorney-in-fact for any and all such purposes. If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 504 of the Base Indenture hereof at least 30 days before the expiration of the time to file such claim, the holders of any Senior Indebtedness or their representatives are hereby authorized to file an appropriate claim for and on behalf of the Holders.

Section 4.05 Notice to Trustee. The Company shall give prompt written notice to a responsible officer of the Trustee and to any paying agent of any fact known to the Company which would prohibit the making of any payment of monies to or by the Trustee or any Paying Agent pursuant to the provisions of this Article. Notwithstanding the provisions of this Article or any other provision of the Indenture, the Trustee shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment of monies to or by the Trustee in respect of the Notes pursuant to the provisions of this Article, unless and until a responsible officer of the Trustee shall have received written notice thereof at the Corporate Trust Office from the Company or a Representative; and before the receipt of any such written notice, the Trustee, subject to Section 601 of the Base Indenture, shall be entitled in all respects to assume that no such facts exist; provided that if on a date not fewer than two Business Days prior to the date upon which by the terms hereof any such monies may become payable for any purpose (including the payment of the principal of or interest on any Note) the Trustee shall not have received, with respect to such monies, the notice provided for in this Section, then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such monies and to apply the same to the purpose for which they were received, and shall not be affected by any notice to the contrary which may be received by it on or after such prior date.

Notwithstanding anything in this Article to the contrary, nothing shall prevent any payment by the Trustee to the Holders of monies deposited with it pursuant to Section 401 of the Base Indenture, and any such payment shall not be subject to the provisions of Section 4.01 or 4.02.

The Trustee, subject to the provisions of Section 601 of the Base Indenture, shall be entitled to rely on the delivery to it of a written notice by a Representative or a Person representing himself to be a holder of Senior Indebtedness (or a trustee on behalf of such holder) to establish that such notice has been given by a Representative or a holder of Senior Indebtedness or a trustee on behalf of any such holder or holders. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Article, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article, and if such evidence is not furnished the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

Section 4.06 Trustee’s Relation to Senior Indebtedness. The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article in respect of any Senior Indebtedness at any time held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in Section 613 of the Base Indenture or elsewhere in the Indenture shall deprive the Trustee of any of its rights as such holder. Nothing in this Article shall apply to the Company’s obligations to the Trustee under Section 607 of the Base Indenture.

With respect to the holders of Senior Indebtedness, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article, and no implied covenants or obligations with respect to the holders of Senior Indebtedness shall be read into the Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and, subject to the provisions of Section 601 of the Base Indenture, the Trustee shall not be liable to any holder of Senior Indebtedness if it shall pay over or deliver to Holders, the Company or any other Person money or assets to which any holder of Senior Indebtedness shall be entitled by virtue of this Article or otherwise.

Section 4.07 No Impairment of Subordination. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of the Indenture, regardless of any knowledge thereof which any such holder may have or otherwise be charged with.

Section 4.08 Article Applicable to Paying Agents. If at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting hereunder, the term “Trustee” as used in this Article shall (unless the context otherwise requires) be construed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if such Paying Agent were named in this Article in addition to or in place of the Trustee; provided, however, that the first paragraph of Section 4.05 shall not apply to the Company or any Affiliate of the Company if it or such Affiliate acts as Paying Agent.

Section 4.09 Senior Indebtedness Entitled to Rely. The holders of Senior Indebtedness (including Designated Senior Indebtedness) shall have the right to rely upon this Article, and no amendment or modification of the provisions contained herein shall diminish the rights of such holders unless such holders shall have agreed in writing thereto.

ARTICLE V.

MISCELLANEOUS

Section 5.01 Trust Indenture Act. This Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. If any provision of this Supplemental Indenture limits, qualifies, or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this Supplemental Indenture, the latter provision shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Supplemental Indenture as so modified or excluded, as the case may be. Whenever this Supplemental Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Supplemental Indenture.

Section 5.02 GOVERNING LAW. This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the law of the state of New York without reference to its principles of conflict of laws (other than Section 5-1401 of the General Obligations Law).

Section 5.03 Ratification. The Base Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified and confirmed. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this Supplemental Indenture.

Section 5.04 Effectiveness. The provisions of this Supplemental Indenture shall become effective as of the date hereof.

Section 5.05 USA PATRIOT Act. The parties hereto acknowledge that, in accordance with Section 326 of the USA PATRIOT Act, the Trustee is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Supplemental Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

Section 5.06 In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Base Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee makes no representations as to the validity, execution or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee. The Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as a statement of the Company.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

FIRST CITIZENS BANCSHARES, INC.

By:	/s/ Craig L. Nix
Name:	Craig L. Nix
Title:	Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Shawna L. Hale
Name:	Shawna L. Hale
Title:	Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

THIS SECURITY AND THE OBLIGATIONS OF THE COMPANY (AS DEFINED HEREIN) AS EVIDENCED HEREBY (1) ARE NOT DEPOSITS WITH OR HELD BY THE COMPANY AND ARE NOT INSURED OR GUARANTEED BY ANY FEDERAL AGENCY OR INSTRUMENTALITY, INCLUDING, WITHOUT LIMITATION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, AND (2) ARE SUBORDINATE IN THE RIGHT OF PAYMENT TO THE SENIOR INDEBTEDNESS (AS DEFINED IN THE INDENTURE IDENTIFIED HEREIN).

GLOBAL NOTE

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE (I) BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, (II) BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR (III) BY A NOMINEE OF THE DEPOSITARY OR THE DEPOSITARY TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

FIRST CITIZENS BANCSHARES, INC.

6.254% Fixed-to-Fixed Rate Subordinated Notes due 2040

No. [______]	CUSIP: 31959X AF0
$[___________]	ISIN: US31959XAF06

FIRST CITIZENS BANCSHARES, INC., a Delaware corporation (together with any successor Corporation under the Indenture hereinafter referred to, the “Company”), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal sum of [_________] DOLLARS ($[________]) on March 12, 2040 (the “Stated Maturity Date”), unless redeemed prior to such date, and to pay interest thereon (i) from (and including) March 12, 2025 to (but excluding) March 12, 2035, unless redeemed prior to such date, at a rate of 6.254% per annum and (ii) from (and including) March 12, 2035 to (but excluding) the Stated Maturity Date, unless redeemed on or subsequent to March 12, 2035, but prior to the Stated Maturity Date, at a fixed rate per annum that will be the Five-year U.S. Treasury Rate as of the day falling two Business Days prior to March 12, 2035, plus 197 basis points per annum, in each case semi-annually in arrears on March 12 and September 12 of each year, commencing on September 12, 2025, and ending on the Stated Maturity Date or earlier redemption date (each such date, an “Interest Payment Date”). The amount of interest payable on any Interest Payment Date will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any Interest Payment Date or the Stated Maturity Date falls on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and no interest on such payment will accrue for the period of such delay.

Payment of the principal of and interest on this Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

FIRST CITIZENS BANCSHARES, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated and referred to in the within-mentioned Indenture.

Date of authentication:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

REVERSE OF NOTE

FIRST CITIZENS BANCSHARES, INC.

6.254% Fixed-to-Fixed Rate Subordinated Notes due 2040

This Note is one of a duly authorized issue of Securities of the Company of a series designated as the “6.254% Fixed-to-Fixed Rate Subordinated Notes due 2040” (the “Notes”) initially issued in an aggregate principal amount of $750,000,000 on March 12, 2025. Such series of Securities has been established pursuant to, and is one of an indefinite number of series of subordinated debt securities of the Company issued or issuable under and pursuant to the Subordinated Debt Securities Indenture dated as of March 4, 2020 (the “Base Indenture” and, as the same may from time to time be amended, supplemented or otherwise modified in accordance therewith, including by the Supplemental Indenture referred to below, the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as Trustee (together with any successor trustee, the “Trustee”), as supplemented and amended by the Second Supplemental Indenture dated as of March 12, 2025, between the Company and the Trustee (the “Supplemental Indenture”), to which Indenture and any other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Persons in whose names Notes are registered from time to time and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms, conditions and provisions of the Notes are those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and those set forth in this Note. To the extent that the provisions of this Note modify, supplement or are inconsistent with those of the Indenture, then the provisions of this Note shall govern to the extent that such provisions of this Note are not inconsistent with (i) the provisions of the Supplemental Indenture or (ii) the provisions made part of the Indenture by reference to the Trust Indenture Act.

All capitalized terms used in this Note and not defined herein that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The indebtedness of the Company evidenced by the Notes, including the principal thereof and interest thereon, (i) to the extent and in the manner set forth in the Indenture, is subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, whether outstanding at the date hereof or hereafter incurred, on the terms and subject to the terms and conditions set forth in the Indenture, and (ii) shall rank pari passu in right of payment with all other Securities and with all other unsecured subordinated indebtedness of the Company that is not by its terms subordinate and subject in right of payment to the prior payment in full of debentures, notes, bonds or other evidences of indebtedness of types that include the Notes. Each Holder of this Note, by the acceptance hereof, agrees to and shall be bound by such provisions of the Indenture and authorizes and directs the Trustee on such Holder’s behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided.

The Notes are intended to be treated as Tier 2 Capital (or its then-equivalent if the Company is subject to such capital requirement) for purposes of capital adequacy rules or regulations of the Board of Governors of the Federal Reserve System (or any successor regulatory authority with jurisdiction over bank holding companies) (the “Federal Reserve”) as applicable to the Company and as the same may be amended or supplemented from time to time. If an Event of Default with respect to the Notes shall occur and be continuing, the principal and interest owed on the Notes shall only become due and payable in accordance with the terms and conditions set forth in Article V of the Base Indenture and Sections 3.02(m), (n) and (o) of the Supplemental Indenture. Accordingly, the Holder has no right to accelerate the maturity of this Note in the event that the Company fails to pay interest on any of the Notes, or fails to perform any other obligations under the Notes or in the Indenture that are applicable to the Notes.

The Company may, at its option, redeem the Notes in whole, but not in part, during the three months prior to and including the Reset Date, at a redemption price equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest thereon to (but excluding) the redemption date. The Company may also, at its option, redeem the Notes, in whole or in part, on or after September 12, 2039, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to (but excluding) the redemption date. The Company may also, at its option, redeem the Notes at any time before the Stated Maturity Date, in whole, but not in part, at a redemption price equal to 100% of the principal amount of the Notes, plus interest that is accrued and unpaid to (but excluding) the date of redemption, upon the occurrence of a Tier 2 Capital Event or a Tax Event, or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended. No redemption of the Notes by the Company prior to the Stated Maturity Date shall be made without the prior approval of the Federal Reserve if such prior approval is or will be required at the scheduled redemption date. The provisions of Article XI of the Base Indenture and Section 3.02(g) of the Supplemental Indenture shall apply to the redemption of any Notes by the Company.

The Notes are not entitled to the benefit of any sinking fund. The Notes are not convertible into or exchangeable for any other securities or property of the Company or any Subsidiary of the Company.

In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), the Company will not pay additional amounts with respect to such tax or assessment.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders at any time by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the outstanding Notes. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Securities Register described in Section 305 of the Base Indenture, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Note are payable, duly endorsed, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar and duly executed, by the Holder hereof or its attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Company and the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security is a global note, represented by one or more permanent global certificates registered in the name of the nominee of The Depository Trust Company (each a “Global Note” and collectively, the “Global Notes”). Accordingly, unless and until it is exchanged for individual certificates, this Note may not be transferred except as a whole (i) by The Depository Trust Company (the “Depositary”) to a nominee of the Depositary, (ii) by a nominee of the Depositary to the Depositary or another nominee of the Depositary, or (iii) by the Depositary or a nominee of the Depositary to a successor depositary or any nominee of such successor. Ownership of beneficial interests in this Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of persons that have accounts with the Depositary (“Participants”)) and the records of Participants (with respect to interests of persons other than Participants). Beneficial interests in Notes owned by persons that hold through Participants will be evidenced only by, and transfers of such beneficial interests with such Participants will be effected only through, records maintained by such Participants. Except as provided below, owners of beneficial interests in this Note will not be entitled to have any individual certificates and will not be considered the owners or Holders thereof under the Indenture.

Except in the limited circumstances set forth in the Base Indenture, Participants and owners of beneficial interests in the Global Notes will not be entitled to receive Notes in the form of individual certificates and will not be considered Holders. None of the Company, the Trustee, the Security Registrar, the Paying Agent or any of their respective agents will be liable for any delay by the Depositary, its nominee or any direct or indirect Participant in identifying the beneficial owners of the related Notes. The Company, the Trustee, the Security Registrar, the Paying Agent and each of their respective agents may conclusively rely on, and will be protected in relying on, instructions from the Depositary or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued.

Except as provided in Section 305 of the Base Indenture, beneficial owners of Global Notes will not be entitled to receive physical delivery of Notes in the form of individual certificates, and no Global Note will be exchangeable except for another Global Note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Notes.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a Global Note to those persons may be limited. In addition, because the Depositary can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in the Depositary’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of an individual certificate in respect of such interest. None of the Company, the Trustee, the Paying Agent and the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

The Trustee will act as the Company’s Paying Agent with respect to the Notes through its Corporate Trust Office presently located at 214 North Tryon Street, 27th Floor, Charlotte, NC 28202. The Company may choose to act as its own Paying Agent and may at any time rescind the designation of a Paying Agent, appoint a successor Paying Agent, or approve a change in the office through which any Paying Agent acts.

Notices to the Holders of individual certificates will be given to such Holders at their respective addresses in the Register, or in the case of Global Notes, electronic delivery in accordance with DTC’s applicable procedures.

The Indenture contains provisions setting forth certain conditions to the institution of proceedings by the Holders of Notes with respect to the Indenture or for any remedy under the Indenture.

This Note shall be governed by and construed in accordance with the law of the state of New York without reference to its principles of conflict of laws (other than Section 5-1401 of the General Obligations Law).

ASSIGNMENT FORM

To assign the within Security, fill in the form below:

I or we assign and transfer the within Security to:

(Insert assignee’s legal name)

(Insert assignee’s social security or tax I.D. number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint the Trustee as agent to transfer this Security on the books of First Citizens BancShares, Inc. The agent may substitute another to act for it.

Your Signature:
(Sign exactly as your name appears on the other side of this Security)

Your Name:

Date:

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.